Exhibit 10.14

SETTLEMENT AGREEMENT AND FULL AND FINAL RELEASE

This Agreement is made between J. David Eberle (“Eberle”), and ARC Group, Inc. f/k/a American Restaurant Concepts, Inc., including any of its past, present or future parent subsidiary, affiliated, and related entities, including but not limited to Dick’s Wings and their respective past, present, or future directors, administrators, officers, employees, agents, attorneys, representatives, and assigns (collectively “ARC”).

REASONS FOR AGREEMENT

1.           Eberle and ARC are parties to a Lawsuit in the Circuit Court of Florida in the Fourth Judicial District in and for Duval County (Case No.: 16-2012-CA-4712) (the “Lawsuit”); and

2.           Eberle and ARC want to resolve the claims made by Eberle in the Lawsuit, as well as any other claims Eberle may have against ARC arising out of facts or events, known or unknown, occurring up to and including the date of execution of this Settlement Agreement and Full and Final Release (“Agreement”).

Therefore, in consideration of the promises contained in this Agreement, Eberle and ARC agree to each of the following provisions:

AGREEMENT

1.           Settlement Payments.  ARC will pay the total amount of One-Hundred Thousand Dollars and No Cents ($100,000.00).  This money represents alleged back-pay owed as well as attorneys’ fees.   ARC will also cause 57,142 shares of stock of ARC Group, Inc. (ARCK) to be issued to Eberle. The transfer of stock shall be completed by no later than February 1, 2015.

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2.           Timing of Payments.  The money referenced in Paragraph 1 shall be paid via check made payable to Rolfe & Lobello PA Trust and sent to J. David Eberle c/o Brett Burkett, Esq., Rolfe & Lobello, 233 East Bay Street, Jacksonville, FL, 32202 on the following schedule:

a)           $16,667.00 no later than March 1, 2015;

b)           $16,667.00 no later than April 1, 2015;

c)           $16,667.00 no later than May 1, 2015;

d)           $16,667.00 no later than June 1, 2015;

e)           $16,667.00 no later than July 1, 2015; and

f)           $16,665.00 no later than August 1, 2015.

Should any of these payments not be made timely, the parties agree that default shall occur ten (10) days after such payment was due.  Upon default, Eberle shall be entitled to obtain a judgment against ARC for $112,846.30 plus attorneys’ fees of $20,355.00 less any monies already received without notice. In the event of a default, despite the provisions of paragraph 10 below, Eberle can use this Agreement in a proper court hearing to obtain such Judgment.

3.           Taxes.  The sums paid by ARC pursuant to Paragraph 1 will not be subject to withholding for income taxes or FICA by ARC but will be reported to the appropriate taxing authorities as payments to or on behalf of Eberle.  ARC has made no other representations to Eberle or Eberle’s attorney as to whether any payment made hereunder is or is not subject to withholding, reporting, income taxation or FICA.  Eberle understands and agrees that he is responsible for reporting and paying any applicable income taxes and FICA.  Should, for whatever reason, a federal, state or other governmental authority assert that any payment or consideration for settlement under this Agreement is subject to income taxation or FICA, Eberle shall indemnify, defend, and hold ARC harmless from any and all actions, proceedings, claims, and demands for the payment of income taxation or FICA, interest, penalties, levies, or assessments applicable thereto by virtue of the fact that there was no reporting or withholding on such payment or consideration.

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4.           General Release.  Eberle agrees for himself and his successors in interest to release ARC from all claims of every kind (including without limitation attorneys’ fees and costs) which Eberle has ever had or now may have against ARC.  These claims include, but are not limited to: all claims arising out of Eberle’s employment or association with ARC, all claims arising from the termination of his employment, all claims arising under Federal Law including but not limited to all claims arising under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Age Discrimination in Employment Act, 42 U.S.C. § 1981, the Family and Medical Leave Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, all claims for race discrimination, national origin discrimination, age discrimination, sex discrimination, sexual harassment, and hostile work environment, all claims for retaliation, all claims for wrongful discharge, all claims under the Florida Civil Rights Act, or any other state or local laws relating to employment or benefits associated with employment, all claims for negligence, negligent hiring, negligent retention, negligent supervision, negligent training, intentional infliction of emotional distress, all claims for emotional distress, mental anguish, or personal injury, all claims for compensatory or punitive damages, all claims under Florida law, all claims arising under the civil rights, employment and labor laws of any state, all claims that may be asserted on Eberle’s behalf by others, as well as any and all claims that were asserted or that could have been asserted by Eberle in the Lawsuit.

Eberle further agrees that if he unsuccessfully attempts to avoid or set aside the terms of this General Release, or if ARC successfully asserts this General Release as a defense or bar to any claim asserted by Eberle, he shall be liable for the costs and attorneys’ fees of ARC in defending against such claims and/or asserting such defense.

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5.            Special Release Notification.  The General Release, Paragraph 3, includes a release of all claims under the Age Discrimination in Employment Act (“ADEA”) and, therefore, pursuant to the requirements of the ADEA, Eberle acknowledges the following:

(a)           that he has been advised that this release includes, but is not limited to, all claims under the ADEA arising up to and including the date of his execution of this release;

(b)           that he has been advised to consult with an attorney and/or other advisor of her choosing concerning her rights and obligations under this release;

(c)           that he has been advised to consider fully this release before executing it;

(d)           that he has been offered ample time and opportunity, in excess of 21 days, to do so and has chosen to voluntarily waive this time period; and

(e)           that this release shall become effective and enforceable seven (7) days following execution of this Agreement by Eberle, during which seven (7) day period Eberle may revoke his acceptance of this Agreement by delivering written notice to Nancy A. Johnson, McGuireWoods LLP, 50 N. Laura Street, Suite 3300, Jacksonville, FL  32202.

6.            Dismissal with Prejudice.  Eberle agrees to dismiss the Lawsuit, with prejudice, as to all claims that were asserted or could have been asserted in the Lawsuit no later than February 2, 2015.  Eberle authorizes his attorney of record in the Lawsuit to file a Stipulation of Dismissal, with prejudice, for and on his behalf.

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7.           No Further Compensation.  Eberle agrees that he will not seek or accept any personal, equitable, or monetary relief in the event that any person, organization, or other entity, files any charge, claim, or suit against ARC relating to any of the released claims.

8.           No Future Employment.  Eberle agrees that that he shall have no future employment with ARC in any capacity, including as an employee, consultant, or independent contractor, and that she shall never again seek employment with ARC in any capacity, including as an employee, consultant or independent contractor.  Should Eberle submit an application for employment with ARC or otherwise seek consideration for employment with ARC, he understands and agrees that this Agreement shall constitute legal and sufficient grounds for his rejection.  Further, Eberle agrees not to knowingly accept employment with ARC at any time in the future.

9.           Neutral Reference.  ARC will provide only Eberle’s dates of employment, positions held and rates of pay in response to requests for employment references, and any other information required by law.

10.         Confidentiality Agreement and Non-Disparagement.  Eberle agrees to keep the fact, amount, and terms of this Agreement, and all negotiations and discussions leading up to the execution of this Agreement, in strict confidence.  Eberle further agrees not to disclose this document, its contents or subject matter to any person other than to his lawyer, except pursuant to written authorization by ARC, or as compelled by law or Court Order.

Eberle affirms that he understand and acknowledges his obligation to keep confidential all confidential and proprietary information of ARC.  Eberle represents that he has returned all property and information belonging to ARC, including but not limited to, all technical information, customer information, pricing information, brochures, specifications, quotations, marketing strategies, inventory records and sales records.  Eberle acknowledges that he has not kept any copies, computer files or data in any form, nor made or retained any abstracts or notes of such information.

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Eberle agrees that if he violates the terms of the above confidentiality provisions, the breach will result in damages to ARC that are difficult to quantify with particularity.  Accordingly, Eberle will be liable to ARC for all costs and attorneys’ fees incurred in enforcing this provision and in recovering such damages.  This Agreement may be used as evidence in any subsequent proceeding alleging a breach of this Agreement.

Eberle shall refrain from making any derogatory, disparaging or critical comments regarding ARC, its expertise, services or products.

11.           No Admission.  Eberle understands and agrees that ARC expressly denies any liability in connection with the Lawsuit, and any responsibility for any injury or loss alleged by Eberle; that settlement of the Lawsuit is the compromise of disputed claims; and that the settlement referred to herein was made by ARC only to avoid the expense, inconvenience, and disruption that would result from continued litigation.

12.           Severability.  If any portion of this Agreement is void or deemed unenforceable for any reason, the unenforceable portion shall be deemed severed from the remaining portions of this Agreement, which shall otherwise remain in full force.

13.           Entire Agreement.  Eberle acknowledges that he has been fully advised to consult an attorney as to the terms and provisions of this Agreement.  Eberle acknowledges that in executing this Agreement he does not rely and has not relied upon any representation or statement not set forth herein with regard to the subject matter, basis or effect of this Agreement.  Eberle represents that he has had the opportunity to consult competent legal counsel of his own choosing before signing this Agreement, has carefully read the Agreement and has been fully and fairly advised as to its terms.  Eberle further represents and warrants that he has been given adequate time to consider this Agreement before executing it and that he executes this Agreement as his own free act and deed.

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WHEREFORE, J. David Eberle, by his signature below, expressly agrees to be bound by each of the provisions contained within this Settlement Agreement and Full and Final Release, and acknowledges that there exist no other promises, representations or agreements relating to this settlement, except as specifically set forth herein.

/s/ J. David Eberle
J. David Eberle

DATED: January 8, 2015

ARC Group f/k/a American Restaurant Concepts, Inc.

By	/s/ Rick Akam
Rick Akam

It’s Chief Executive Officer

Dated: January 8, 2015

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